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Exhibit 3.02
                                                               959425
                                                             UTAH DIV OF
                                                          CORPORATIONS & UCC

                AMENDMENTS TO THE ARTICLES OF INCORPORATION
                                    OF
                         DRYDEN INDUSTRIES, INC.

Pursuant to the provisions of Section 16-10a-1001 et. seq. of the Utah Revised Corporation Act, the undersigned, hereinafter referred to as the "Corporation," hereby adopts the following Amendments to the Articles of
Incorporation:

FIRST: The name of the Corporation is:  DRYDEN INDUSTRIES, INC.

SECOND: The following Amendments to the Articles of Incorporation were duly adopted by the board of directors and the shareholders of the corporation in accordance with Section 16-10a-1003 of the Utah Revised Business Corporation Act, at a Special Meeting of Shareholders held on January 27, 2000.

                                 ARTICLE I
                                   NAME

The name of the Corporation shall be: e resources inc.



The number of issued and outstanding shares entitled to vote on these Amendments to the Articles of Incorporation was 124,562,588 of which number 70,000,000 shares voted in favor and none opposed.

IN WITNESS WHEREOF, the foregoing Amendment to the Articles of Incorporation have been executed this 27th day of January, 2000.

                                       DRYDEN INDUSTRIES, INC.

                                       /S/R. Lee Matzig, President